                                                                    EXHIBIT 3(i)


                                   CORRECTED
            FIRST AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                               CLIENTLINK, INC.


     ClientLink, Inc., a Delaware corporation (the "Corporation"), hereby adopts this Corrected First Amended and Restated Certificate of Incorporation to correct the First Amended and Restated Certificate of Incorporation (the "Amended and Restated Certificate") filed with the Delaware Secretary of State on December 3, 1997. This instrument corrects Article V of the Amended and Restated Certificate to delete references to specific individuals inadvertently named as members of the Board of Directors. The Amended and Restated Certificate, as corrected, is hereafter set forth in its entirety:

                                       I

     Pursuant to the provisions of the General Corporation Law of the State of Delaware, ClientLink, Inc. (the "Corporation") hereby adopts this First Amended and Restated Certificate of Incorporation (the "Amended and Restated Certificate"), which accurately reflects the original Certificate of Incorporation and all amendments thereto that are in effect to date (collectively, the "Original Certificate") and as further amended by such Amended and Restated Certificate as hereinafter set forth.

                                      II

     The name of the Corporation is ClientLink, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 16, 1992 under the name CompuCom Acquisition Corp. of Texas.

                                      III

     This Amended and Restated Certificate has been adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

                                      IV

     The Board of Directors of the Corporation duly adopted resolutions setting forth the following amendments (the "Amendments") to the Original Certificate, declaring the Amendments to be advisable and calling for the submission of the proposed Amendments to the stockholders of the Corporation for consideration thereof.

                                       V

     The Amendments were adopted by the stockholders of the Corporation by written consent given in accordance with Section 228 of the General Corporation Law of the State of Delaware.

                                      VI

     The Original Certificate is hereby superseded by the following Amended and Restated Certificate:
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            FIRST AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                               CLIENTLINK, INC.


                                      I.

     The name of the corporation is ClientLink, Inc. (the "Corporation").

                                      II.

     The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801, and the name of its registered agent at such address is The Corporation Trust Company.

                                     III.

     The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                      IV.

     The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is twenty-seven million (27,000,000) shares, consisting of (a) two million (2,000,000) shares of preferred stock, par value $.01 per share ("Preferred Stock"), and (b) twenty-five million (25,000,000) shares of common stock, par value $.01 per share ("Common Stock").

     1.   Provisions Relating to Preferred Stock.  The Board of Directors is
          --------------------------------------
expressly authorized to provide by resolution for the issuance of serial Preferred Stock out of the unissued shares of Preferred Stock. Before shares of any series are issued, the Board of Directors by resolution shall fix and state the designations, preferences and relative, participating, optional or other special rights of the shares of each series and the qualifications, limitations or restrictions thereon, including but not limited to, determination of any of the following:

          (a) the designation of the series, the number of shares to constitute the series and the stated value thereof if different from the par value;

          (b) whether the shares of the series shall have voting rights, in addition to any voting rights provided by law, and if so, the terms of such voting rights, which may be full or limited;

          (c) the dividends payable on such series and at what rates, if any, whether any dividends shall be cumulative, and if so, from what dates, the conditions and dates upon which dividends shall be payable, the preference or relation which dividends shall bear to the dividends payable on any shares of stock of any other class or any other series;

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          (d)  whether the shares of the series shall be subject to redemption by the corporation, and if so, prices and other terms and conditions of such redemption;

          (e) the amount or amounts payable upon shares of the series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up of, or upon any distribution of the assets of, the corporation;

          (f) whether the shares of the series shall be subject to the operation of a retirement or sinking fund, and if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of the series for retirement or other corporate purposes and other terms and provisions relative to the operation thereof;

          (g) whether the shares of the series shall be convertible into or exchangeable for shares of stock of any other class or any other series or any other class or classes of securities, and if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

          (h) the limitations and restrictions, if any, to be effective while any shares of the series are outstanding upon the payment of dividends or the taking of other distributions on, and upon the purchase, redemption or other acquisition by the corporation of, the common stock or shares of stock of any other class or series;

          (i) the conditions or restrictions, if any, upon the creation of indebtedness of the corporation or upon the issue of any additional stock, including additional shares of the series or any other class or series; and

          (j) any other powers, preferences and relative, participating, optional and other special rights and any qualifications, limitations and restrictions.

     The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of that series, except that shares of any one series issued at different times may differ as to the date from which dividends relating to those shares shall be cumulative. The Board of Directors may increase the number of shares of the Preferred Stock designated for any existing series by a resolution adding to that series authorized and unissued shares of the Preferred Stock not designated for any other series. The Board of Directors may decrease the number of shares of Preferred Stock designated for any existing series by a resolution, subtracting from such series unissued shares of the Preferred Stock designated for that series, and the shares so subtracted shall become authorized, unissued and undesignated shares of Preferred Stock.

     2.   Provisions Relating to Common Stock.
          -----------------------------------

          (a) Each share of Common Stock of the Corporation shall have identical rights and privileges in every respect. The holders of shares of Common Stock shall be entitled to vote upon all matters submitted to a vote

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of the stockholders of the Corporation and shall be entitled to one vote for each share of Common Stock held.

          (b) Subject to the prior rights and preferences, if any, applicable to shares of Preferred Stock or any series thereof, the holders of shares of Common Stock shall be entitled to receive such dividends (payable in cash, stock, or otherwise) as may be declared thereon by the Board of Directors at any time and from time to time out of any funds of the Corporation legally available therefor.

          (c) In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of Preferred Stock or any series thereof, the holders of shares of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them. A liquidation, dissolution, or winding-up of the Corporation, as such terms are used in this paragraph (c), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or corporations or other entity or a sale, lease, exchange, or conveyance of all or a part of the assets of the Corporation.

     3.   General.
          -------

          (a) Subject to the foregoing provisions of this Amended and Restated Certificate, the Corporation may issue shares of its Preferred Stock and Common Stock from time to time for such consideration (not less than the par value thereof) as may be fixed by the Board of Directors of the Corporation, which is expressly authorized to fix the same in its absolute and uncontrolled discretion subject to the foregoing conditions. Shares so issued for which the consideration shall have been paid or delivered to the Corporation shall be deemed fully paid stock and shall not be liable to any further call or assessment thereon, and the holders of such shares shall not be liable for any further payments in respect of such shares.

          (b) The Corporation shall have authority to create and issue rights and options entitling their holders to purchase shares of the Corporation's capital stock of any class or series or other securities of the Corporation, and such rights and options shall be evidenced by instrument(s) approved by the Board of Directors of the Corporation. The Board of Directors of the Corporation shall be empowered to set the exercise price, duration, times for exercise, and other terms of such options or rights; provided, however, that the consideration to be received for any shares of capital stock subject thereto shall not be less than the par value thereof.

                                      V.

     The members of the Board of Directors of the Corporation shall be staggered into three (3) classes, designated respectively as Class I (for an initial term ending at the 1998 annual meeting of stockholders), Class II (for an initial term ending at the 1999 annual meeting of stockholders) and Class III (for an initial term ending at the 2000 annual meeting of stockholders).

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                                      VI.

     The period of duration of the Corporation is perpetual.

                                     VII.

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Corporation except as otherwise provided in the Bylaws.

                                     VIII.

     Elections of directors need not be by written ballot.

                                      IX.

     To the fullest extent permitted by Delaware law, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for an act or omission in such director's capacity as a director of the Corporation. Specifically, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the Delaware General

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Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. The foregoing elimination of liability to the Corporation or its stockholders for monetary damages is not exclusive of any other rights or limitations of liability or indemnity to which a director may be entitled under any other provision of the Certificate of Incorporation or Bylaws of the Corporation, contract or agreement, vote of stockholders and/or disinterested directors, or otherwise.

                                      X.

     Meetings of the stockholders of the Corporation may be held within or without the State of Delaware, as the Bylaws may provide. Unless otherwise required by applicable law, the books and records of the Corporation may be kept either within or outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

                                      XI.

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to such reservation.

                                     XII.

     Any action required by statute to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

                                     XIII.

     The Corporation shall indemnify any person who was, is, or is threatened to be made a party to a proceeding (as hereinafter defined) by reason of the fact that he or she (i) is or was a director or officer of the Corporation or (ii) while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent permitted under the Delaware General Corporation Law, as the same exists or may hereafter be amended. Such right shall be a contract right and as such shall run to the benefit of any director or officer who is elected and accepts the position of director or officer of the Corporation or elects to continue to serve as a director or officer of the Corporation while this Article XIII is in effect.
Any repeal or amendment of this Article XIII shall be prospective only and shall not limit the rights of any such director or officer or the obligations of the Corporation with respect to any claim arising from or related to the services of such director or officer in any of the foregoing capacities prior to any such repeal or amendment to this Article XIII. Such right shall include the right to be paid by the

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Corporation expenses incurred in defending any such proceeding in advance of its final disposition to the maximum extent permitted under the Delaware General Corporation Law, as the same exists or may hereafter be amended. If a claim for indemnification or advancement of expenses hereunder is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall also be entitled to be paid the expenses of prosecuting such claim. It shall be a defense to any such action that such indemnification or advancement of costs of defense are not permitted under the Delaware General Corporation Law, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, the claimant is permissible in the circumstances nor an actual determination by the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) that such indemnification or advancement is not permissible shall be a defense to the action or create a presumption that such indemnification or advancement is not permissible. In the event of the death of any person having a right of indemnification under the foregoing provisions, such right shall inure to the benefit of his or her heirs, executors, administrators, and personal representatives. The rights conferred above shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, bylaw, resolution of stockholders or directors, agreement, or otherwise.

     The Corporation may additionally indemnify any employee or agent of the Corporation to the fullest extent permitted by law.

     As used herein, the term "proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding.

                                     XIV.

     No contract or transaction between the Corporation and one or more of its directors, officers, or stockholders or between the Corporation and any person (as used herein "person" means other corporation, partnership, association, firm, trust, joint venture, political subdivision, or instrumentality) or other organization in which one or more of its directors, officers, or stockholders are directors, officers, or stockholders, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee which authorizes the contract or transaction, or solely because his, her, or their votes are counted for such purpose, if (i) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the

                                       7
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stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved, or ratified by the Board of Directors, a committee thereof, or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

     EXECUTED this 4th day of December, 1997.


                              CLIENTLINK, INC.



                              By: /s/ M. Lazane Smith
                                 -------------------------------------------
                              Name:  M. Lazane Smith
                                   -----------------------------------------
                              Title:  Chief Financial Officer and Secretary
                                    ----------------------------------------

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